Exhibit 99

8285 El Rio, Suite 190 Houston, TX 77054 Phone 833.298.6633

NUO THERAPEUTICS ANNOUNCES FIRST QUARTER 2026 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

Aurix Product Exhibiting Strong Market Growth

Houston, TX – May 14, 2026 – Nuo Therapeutics, Inc. (OTCQB: AURX) (“Nuo”), a commercial-stage medical device company focused on developing and marketing regenerative therapies for chronic wound care, announced financial results for the first quarter ended March 31, 2026 and provided an operational and business update.

First Quarter 2026 Financial Summary

●	Total revenues of approximately $1.3 million (including approximately $1,224,000 of product revenues) increased 169% over the 2025 first quarter and 20% over last year’s fourth quarter
●	Aurix branded product revenues were up over 30% sequentially versus 2025 fourth quarter
●	Net operating loss of approximately $446,000 compared to 2025’s first quarter net operating loss of approximately $745,000

Operational and Business Update

●	Witnessing robust demand for the Aurix product in private physician office settings
●	Market responding favorably to continued improvement in Medicare related reimbursement for Aurix and a vastly changed overall reimbursement landscape
●	Entered into a Loan and Security Agreement with initial fundings of $1.0 million designed to provide working capital as the company invests in growth and moves closer to breakeven operations

“Just over one year ago, Nuo issued our most recent press release and announced the exclusive private label distribution agreement with Smith+Nephew. It would be an understatement to describe the past 12 months and most particularly the first several months of 2026 in the advanced wound care market as anything other than dramatic,” commented David Jorden, Nuo’s Chief Executive and Financial Officer. “Fortunately, we have in Aurix, and Smith+Nephew has in its private label branded offering, a product which we believe is right for the time and the space. With the January 1st change in reimbursement for skin substitutes, interest in autologous platelet rich plasma (PRP) was immediate and vigorous. The disruption within the wound care market is substantial and has created significant uncertainty for many stakeholders including, of course, the provider community. While we have substantial confidence in the benefits available to patients seeking treatment options for non-healing chronic wounds and the wider system from effective PRP products, the disruption does not come without challenges to Nuo as we also navigate the overall market uncertainty."

“However, we believe we are very attractively positioned for long term success with potential for strong and attractive growth well into the future,” concluded Jorden. “With this financial results release, we are making the commitment to now regularly report on our progress beyond our periodic filings with the US Securities and Exchange Commission. We are enthusiastic about the remainder of 2026 and look forward to sharing future developments and our related results.”

About Nuo Therapeutics

Nuo Therapeutics, Inc. is a commercial-stage medical device company focused on developing and marketing regenerative therapies for chronic wound care. Nuo’s Aurix System is a biodynamic hematogel that harnesses a patient’s innate regenerative abilities for the management of a variety of wounds.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements include but are not limited to statements regarding Nuo’s market positioning, anticipated growth opportunities, path toward breakeven operations, and expectations regarding the impact of reimbursement changes on demand for Aurix products. Forward-looking statements may include statements that are predictive in nature and depend upon or refer to future events or conditions, and may include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. You are cautioned not to unduly rely on forward-looking statements. Forward-looking statements are based on current expectations, assumptions, and information available to Nuo’s management and are subject to known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from the forward-looking statements. These risks, uncertainties, and factors are discussed under "Risk Factors" and elsewhere in Nuo’s public filings with the U.S. Securities and Exchange Commission from time to time, including Nuo’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties, and other factors. Nuo expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.

Contact:

David Jorden

djorden@nuot.com

NUO THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets
Cash	$263,827	$548,946
Accounts receivable, net	873,669	561,667
Inventory, net	248,537	213,761
Prepaid expenses and other current assets	134,208	55,509
Total current assets	1,520,241	1,379,883

Property and equipment, net	344,906	366,315
Operating lease right of use assets	80,522	99,464
Total assets	$1,945,669	$1,845,662

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$385,235	$436,083
Accrued expenses	593,289	493,792
Deferred revenue	311,765	300,000
Current portion of operating lease liabilities	78,949	76,410
Total current liabilities	1,369,238	1,306,285

Deferred revenue – long term	935,294	975,000
Notes payable	820,000	300,000
Note payable – related party	205,000	200,000
Non-current portion of operating lease liabilities	-	20,936
Total liabilities	3,329,532	2,802,221

Commitments and contingencies (Note 10)

Stockholders' deficit
Common stock; $0.0001 par value, 100,000,000 shares authorized, 48,289,296 and 48,179,039 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	4,829	4,818
Additional paid-in capital	34,001,936	33,810,785
Accumulated deficit	(35,390,628)	(34,772,162)
Total stockholders' deficit	(1,383,863)	(956,559)

Total liabilities and stockholders' deficit	$1,945,669	$1,845,662

NUO THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months ended March 31, 2026	Three Months ended March 31, 2025
Revenue
Product sales	$1,224,174	$484,381
Distribution fee revenue	77,941	-
Total revenue	1,302,115	484,381

Costs of sales	452,388	121,021
Gross profit	849,727	363,360

Operating expenses
Selling, general and administrative	1,296,193	1,108,507
Total operating expenses	1,296,193	1,108,507

Loss from operations	(446,466)	(745,147)

Other income (expense)
Interest income (expense), net	(175,282)	(1,595)
Other income	3,282	614
Total other income (expenses)	(172,000)	(981)

Net loss	$(618,466)	$(746,128)

Loss per common share
Basic and diluted	$(0.01)	$(0.02)

Weighted average common shares outstanding
Basic and diluted	48,285,303	46,816,114